CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

Exhibit 10.1

RESEARCH COLLABORATION

AND

LICENSE AGREEMENT

FOR CLAUDIN 6 BISPECIFIC ANTIBODIES

BY AND BETWEEN

CONTEXT THERAPEUTICS, LLC

and

INTEGRAL MOLECULAR, INC.

APRIL 6, 2021

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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List of Exhibits and Schedules

Exhibit A	Initial Research Plan
Exhibit B	Equity Issuance Agreement
Exhibit C	Integral Background Patent Rights
Exhibit D	Initial Designees to Joint Research Committee
Exhibit E	Form of Press Release

iv

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is entered into and effective as of April 6, 2021 (the “Effective Date”), by and between Integral Molecular, Inc., a Delaware corporation (“Integral”), having its principal place of business at 3711 Market St. Suite 900, Philadelphia, PA 19104, and Context Therapeutics, LLC, a company organized under the laws of Delaware (“Context”), having its principal place of business at 3675 Market Street, Suite 200, Philadelphia, PA 19104, USA.

RECITALS

WHEREAS, Integral is in the business of discovering and developing antibodies against membrane protein targets;

WHEREAS, Context is a biotechnology company engaged in the development of biopharmaceutical products for the treatment of human diseases; and

WHEREAS, the Parties desire to engage in a research collaboration pursuant to which: (a) Integral will conduct a research program in collaboration with Context in relation to synthesizing, screening, characterizing, and validating antibodies that interact with and modulate the claudin 6 (“CLDN6”) protein and that constitute Proposed Candidates (as defined below) for IND-enabling studies in the Field (as defined below); and (b) Context will be granted certain rights to develop such candidates to further research, develop, manufacture, obtain regulatory approval and commercialize such candidates in the Field.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1. “Affiliate” shall mean, with respect to a Party, any entity controlled by, controlling, or under common control with such Party hereto, for so long as such control exists. For the purpose of this definition, “control” of a Party shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in or the right to appoint fifty percent (50%) or more of the directors or management of, such party or the actual power to direct the management and policies of such Party, by contract or otherwise.

1.2. “Antibody” shall mean any molecule, free of a cell or drug conjugate, including full immunoglobulin molecules (such as IgG, IgM, IgE, IgA, IgD and IgY molecules), single domain immunoglobulin molecules (such as VHH or isolated VL or VH domains), and immunoglobulin fragments (such as scFv, Fv, and Fab molecules), or combinations thereof, that has an amino acid sequence by virtue of which it specifically interacts with an antigen, molecule, immunogen, or hapten, and wherein that amino acid sequence contains a functionally operating region of an antibody variable region (such as a heavy chain complementary determining region or a light chain complementarity determining region), and/or includes any naturally occurring, engineered, or recombinant form of any such molecule, any fragment or derivative thereof, and polynucleotides encoding thereof.

1.3. “Applicable Law” shall mean all federal, state, local, national, and supra-national laws, statutes, treaties (including tax treaties), rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.4. “Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq., or analogous provisions of Applicable Law outside of the U.S.

1.5. “Bispecific Antibody” shall mean an Antibody molecule or molecules that can simultaneously bind to two or more distinct antigens, or different epitopes of the same antigen.

1.6. “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks in Philadelphia, Pennsylvania are authorized or required to close by Applicable Law.

1.7. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.8. “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall end on the last day of the Term.

1.9. “Candidate” shall mean a Bispecific Antibody chosen for IND enabling studies under this Agreement pursuant to the Project between the Parties.

1.10. “Candidate Nomination” shall mean the event where at least one of the Bispecific Antibodies pursuant to the Project has been selected as the lead candidate(s), together with their backup candidates (if any), under the Research Plan for further Development.

1.11. “Combination Product” means: (a) a product that contains a Licensed Product and one (1) or more active pharmaceutical or biological ingredients that are not Licensed Antibodies (each, an “Other Component”); or (b) a Licensed Product that is co-packaged or combined with one (1) or more Other Components, and such Licensed Product and Other Components are sold for a single price. For clarity, a Licensed Product that is (x) a Bispecific Antibody and (y) does not contain and is not combined with any additional active pharmaceutical or biological ingredient (i.e., other than the ingredients contained within such antibody) is not a Combination Product for purposes of this Agreement.

1.12. “Clinical Trial” means a Phase 1 Trial, a Phase 2 Trial, a Phase 3 Trial, or a combination of two (2) of any of the foregoing trials.

1.13. “Commercial Milestone Payment” shall have the meaning provided in Section

1.14. “Commercial Milestone” shall have the meaning provided in Section 5.5.

1.15. “Commercialize” or “Commercializing” shall mean to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported, commercialize, or otherwise exploit a pharmaceutical or biological product or conduct other commercialization activities. When used as a noun, “Commercialization” shall mean any and all activities involved in Commercializing. For clarity, “Commercialization” does not include Development or Manufacturing.

1.16. “Commercially Reasonable Efforts” means, [***]

1.17. “Confidential Information” of a Party shall mean, subject to the exceptions set forth in Section 8.1, any and all Technology that is disclosed or made available by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or any of the Receiving Party’s Representatives in connection with this Agreement, whether in writing, orally, visually or otherwise.

1.18. “Controlled” shall mean, with respect to any Technology or Intellectual Property Rights, possession by a Party of the ability, whether directly or indirectly (whether by ownership, license or otherwise), to grant a license or a sublicense or other right or to make an assignment or transfer thereof, as provided for herein, without violating the terms of any agreement or other arrangement between such Party and any Third Party.

1.19. “Develop” or “Developing” shall mean development activities relating to pharmaceutical or biological products, including to discover, research or otherwise develop such pharmaceutical or biological product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” shall mean any and all activities involved in Developing.

1.20. “Development Milestone Payment” shall have the meaning provided in Section

1.21. “Development Milestone” shall have the meaning provided in Section 5.2.

1.22. “Equity Issuance” has the meaning set forth in Section 5.2 (“Payment”).

1.23. “European Approval” shall mean Marketing Approval in the European Union, the member states of which as of the Effective Date are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

1.24. “Exploit” shall mean research, develop, commercialize, make, have made, modify, improve, use, offer for sale, sell, import, export and otherwise exploit (and to have third parties perform the same).

1.25. “Field” shall mean all uses of Bispecific Antibodies that bind to CLDN6, for all human preventative, palliative, curative and therapeutics applications.

1.26. “First Commercial Sale” shall mean, with respect to any Licensed Product, and with respect to a jurisdiction, the first commercial sale by Context or its Affiliates or its Sublicensees to a Third Party for end use or consumption of such Licensed Product in such jurisdiction after all Marketing Approvals necessary for the Manufacture and Commercialization of such Licensed Product in such jurisdiction have been granted by the appropriate Regulatory Authority in such jurisdiction.

1.27. “FPFV” shall mean the first patient’s first screening visit in a Clinical Trial at or prior to which such subject signs an informed consent to participate in such Clinical Trial.

1.28. “FTE” shall mean a full-time individual’s work time dedicated to the performance of work under the Research Plan, or in the case of less than a full-time dedicated individual, a full-time equivalent person year, for a twelve (12)-month period at 40 hours per week less normal vacations, sick days and holidays. For clarity, the Parties intend the FTE to be a unit of measurement used to calculate the amount of time dedicated to the performance of this Agreement. One FTE may constitute work performed by an individual whose time is dedicated solely to this Agreement or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work under this Agreement.

1.29. “FTE Cost” means, for any period, the product of (a) the actual total FTEs (or applicable portion thereof) during such period, and (b) the FTE Rate.

1.30. “FTE Rate” shall mean rate per FTE as budgeted in the Research Plan.

1.31. “GAAP” shall mean generally accepted accounting principles of the United States, consistently applied.

1.32. ”IND” shall mean an Investigational New Drug application in the U.S. filed with the United States Food and Drug Administration or any successor entity thereto.

1.33. “Indemnifying Party” shall have the meaning provided in Section 12.3.

1.34. “Integral CLDN6 Antibodies” shall mean Claudin 6 Antibodies that are proprietary to Integral as of the Effective Date, or otherwise proprietary to Integral during the Term of this Agreement, as specified in Integral CLDN6 Patents (defined in Exhibit C), including their Sequence Information. For the avoidance of doubt Integral CLDN6 Antibodies shall not include any Project Antibody.

1.35. “Integral CLDN6 Antibody IP” shall mean: (a) Integral CLDN6 Antibodies and (b) any Integral CLDN6 Patent (as defined in Exhibit C) and any subsequent patent(s) that claim priority to the Integral CLDN6 Patents that claim Integral CLDN6 Antibodies, and other Intellectual Property Rights that describe or cover Integral CLDN6 Antibodies, in both cases of (a) and (b) that are Controlled by Integral as of the Effective Date or during the Term of this Agreement.

1.36. “Integral Know-How” shall mean Know-How generated by Integral outside of this Agreement or by Integral during the performance of this Agreement that is not specifically or directly related to a Licensed Product or Project Antibody.

1.37. “Integral Platform” shall have the meaning provided in Exhibit C.

1.38. “Integral Platform IP” shall mean: (a) the Integral Controlled Patents (as defined in Exhibit C) and any subsequent patent(s) that claim priority to the Integral Controlled Patents (as defined in Exhibit C); (b) the Integral Platform, as described in Exhibit C; (c) Integral Know-How; and (d) all Patents that claim, and other Intellectual Property Rights that describe or cover, the Integral Platform, in each case of (a)-(d) that are Controlled by Integral as of the Effective Date or during the Term of this Agreement, or that are otherwise conceived or reduced to practice by or on behalf of Integral (whether by itself or jointly) during the Term of this Agreement. Integral Platform IP shall not include any Integral CLDN6 Antibody IP, Project Antibody(ies), or Project Antibody IP. However, Integral Platform IP does include any proprietary common antibody sequences (such as common light chains or common CDRs) and Antibodies or Antibody fragments that bind to other protein targets that are developed by Integral not pursuant to this Agreement.

1.39. “Intellectual Property Rights” shall mean any and all proprietary rights provided under (a) patent law, including any Patents; (b) trademark law; (c) copyright law; (d) design patent or industrial design law; (e) semi-conductor chip or mask work law; or (f) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, or know-how, or the expression or use thereof.

1.40. “Japan Approval” shall mean Marketing Approval in Japan.

1.41. “Joint Research Committee” shall have the meaning provided in Section 2.1.1.

1.42. “Know-How” shall mean any information and materials, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, coordinates for compound or protein structures, expression constructs, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patents.

1.43. “License” shall have the meaning provided in Section 4.1.

1.44. “Licensed Antibody” shall mean Integral CLDN6 Antibodies that are licensed to Context under this Agreement.

1.45. “Licensed Product” shall mean, any therapeutic Bispecific Antibody product that contains, incorporates or uses Integral CLDN6 Antibodies, or one or more Project Antibody(ies) in connection with this Agreement, including any bispecific formulations, presentations and modes of administration thereof.

1.46. “Manufacture” or “Manufacturing” shall mean to make, have made, produce, formulate, manufacture, process, fill, finish, package, label, perform quality assurance testing related to manufacturing and release of product, release, ship or store an antibody or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” shall mean any and all activities involved in Manufacturing an antibody or product or any component thereof.

1.47. “Marketing Approval” shall mean all approvals (including supplements, amendments, Pricing Approvals, labeling approvals, and any pre-approvals and post-approvals), licenses, permits, notifications, registrations, clearances, authorizations, or waivers of any Regulatory Authority, that is or are necessary for the Commercialization of a Licensed Product in the Field in a particular jurisdiction.

1.48. “Net Sales” means, with respect to a Licensed Product in a country in the Territory, the gross amount invoiced for sale or other disposition of such Licensed Product in such country by Context or its Affiliates or Sublicensees to Third Parties (including distributors, resellers, wholesalers and end users), less the following deductions to the extent that such amounts are incurred, allowed, paid or accrued and attributable to actual sales of the Licensed Product:

(a) trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds (including inventory management fees, discounts or credits);

(b) amounts repaid, rebated, credited or charged-back or allowances or credits actually granted upon claims, returns or rejections of the Licensed Product, including defects, damaged goods, short-dated products, return goods allowance, or recalls, regardless of the party requesting such recall;

(c) bad debts; provided, that the amount of any bad debts deducted and collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter;

(d) charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of the Licensed Product;

(e) taxes, duties, levies and any other governmental charges (including goods and services tax or similar taxes) actually paid in connection with the transportation, distribution, use or sale of the Licensed Product (but excluding what are commonly known as income taxes);

(f) rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies), including government levied fees as a result of healthcare reform policies (including annual fees due under § 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), to the extent such fees are specifically allocated to sales of Licensed Product as a percentage of Context’s entire pharmaceutical or biological product sales, or any Third Party administrator or contractor, including managed health organizations;

(g) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmacy benefit managers or Medicare Prescription Drug Plans relating to the Licensed Product that are directly attributable to the Licensed Product and constitute bona fide service fees under applicable regulation;

(h) government-mandated payments and rebates;

(i) commercially reasonable and customary fees paid to distributors, including wholesalers and group purchasing organizations, but not including any Third Party logistics fees; and

(j) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with GAAP.

All of the foregoing deductions from the gross invoiced sales prices of a Licensed Product will be determined in accordance with GAAP as consistently applied by Context, its Affiliates or the relevant Sublicensee, as applicable, with respect to external reporting. It is understood and agreed that any accruals of amounts reflected in Net Sales shall be periodically (at least on a Calendar Quarter basis) trued up in a manner consistent with Context, its Affiliates, or its Sublicensees customary practices and in accordance with GAAP, and Net Sales for the quarter in which such adjustment occurs shall be adjusted to reflect such trued-up amounts. For clarification, sale of a Licensed Product by Context, its Affiliates or its Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales” unless such entity is the end customer of such Licensed Product. Further, use, supply or donation of the Licensed Product by Context, its Affiliates or its Sublicensees (i) at their respective fully loaded cost of goods (x) in connection with patient assistance programs, (y) for charitable or promotional purposes, or (z) for compassionate use or other similar programs, (ii) at a cost based price for developing countries, (iii) pursuant to a named patient use or similar program, or (iv) for tests or studies reasonably necessary to comply with any Applicable Law or request by the governmental authority or the Regulatory Authority shall not, in each case, be deemed sales of the Licensed Product for purposes of this definition of “Net Sales.”

In the event that a Combination Product is sold in any country in the Territory, Net Sales of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average per unit Net Sales in the applicable country in the Territory of the Licensed Product in the Combination Product (in the same formulation and dosage in a comparable indication as in the Combination Product), and B is the sum of the average per unit Net Sales in the applicable country in the Territory of all Other Components (in the same formulation and dosage in a comparable indication as in the Combination Product) in the Combination Product, as applicable, in each case sold separately during the applicable Calendar Quarter. If A or B cannot be determined because average selling prices for the Licensed Product or Other Component(s) with which the Licensed Product is combined are not available separately in a particular country, then Context will determine, with written agreement of the calculation by Integral (which agreement shall not be unreasonably withheld, conditioned or delayed), Net Sales for the relevant transactions in good faith based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

1.49. “Net Sales Royalty” shall have the meaning provided in Section 5.6.

1.50. “Party” shall mean each of Integral and Context, and collectively the “Parties”.

1.51. “Non-Project Inventions” shall mean any invention or discovery, whether or not patentable arising out of the performance of this Agreement between the Parties, that is not a Project Antibody Invention or related to Integral CLDN6 Antibody IP or Integral Platform IP.

1.52. “Non-Project Know-How” shall mean any Know-How that is not Project Know-How or Integral Know-How arising out of the performance of this Agreement between the Parties.

1.53. “Non-Project IP” shall mean Non-Project Inventions and Non-Project Know-How

1.54. “Patents” shall mean (a) patents and patent applications, (b) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, reexaminations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (c) any and all foreign equivalents of the foregoing.

1.55. “Phase 1 Trial” shall mean a human clinical trial of a Licensed Product anywhere in the Territory that satisfies the requirements of 21 CFR §312.21(a) (as amended or any replacement thereof) or its equivalent prescribed by the Regulatory Authority in the applicable country where the clinical trial takes place.

1.56. “Phase lb Trial” shall mean a Phase 1 Trial where multiple ascending dose studies are conducted to investigate the safety, pharmacokinetics and pharmacodynamics of the Licensed Product that satisfies the requirements of 21 CFR §312.21(a) (as amended or any replacement thereof) or its equivalent prescribed by the Regulatory Authority in the applicable country where the clinical trial takes place.

1.57. “Phase 2 Trial” shall mean a randomized, active or placebo controlled human clinical trial anywhere in the Territory that satisfies the requirements of 21 CFR §312.21(b) (as amended or any replacement thereof) or its equivalent prescribed by the Regulatory Authority in the applicable country where the clinical trial takes place.

1.58. “Phase 3 Trial” shall mean a randomized, active or placebo controlled human clinical trial anywhere in the Territory that satisfies the requirements of 21 CFR §312.21(c) (as amended or any replacement thereof) or its equivalent prescribed by the Regulatory Authority in the applicable country where the clinical trial takes place.

1.59. “POC Trial” shall mean a Phase lb Trial or Phase 2 Trial, or a combination of the foregoing trials.

1.60. “Pricing Approval” shall mean all pricing and reimbursement approvals, agreements, determinations, or decisions of any Regulatory Authority establishing the price or level of reimbursement for the Licensed Product, and that must be obtained before placing a Licensed Product on the market for sale in a particular jurisdiction.

1.61. “Project” shall mean the antibody discovery and development project performed by Integral aimed at creating Bispecific Antibodies that bind to CLDN6 and a second molecular target pursuant to the Research Plan.

1.62. “Project Antibody” shall mean, with respect to the Project, any portion of the Bispecific Antibodies, including Candidates and Proposed Candidates, that are not Integral CLDN6 Antibodies and that are first discovered, identified, synthesized, derived, generated and/or characterized in the course of the Project between the Parties, that bind to CLDN6 or a second molecular target (such as, but not limited to, CD3).

1.63. “Project Antibody Invention” shall mean any invention or discovery, whether or not patentable, that is related to one or more Project Antibodies.

1.64. “Project Antibody Patents” shall mean all Patents that claim or describe any Project Antibody Invention, including any Antibodies, including Bispecific Antibodies, derivatives or modifications, discovered or created in the course of the Project. For clarity, the Project Antibody Patents exclude all Patents within the Integral CLDN6 Antibody IP and Integral Platform IP such as proprietary common antibody sequences (e.g. common light chains) developed by Integral.

1.65. “Project Antibody Technology” shall mean all data, results and other Technology that is generated by Integral in the execution of the Project whether or not delivered to Context, excluding any portion of the Integral CLDN6 Antibody IP and Integral Platform IP disclosed therein.

1.66. “Project Antibody IP” shall mean Project Antibodies, Project Antibody Technology, Project Know-How, Project Antibody Inventions, and Project Antibody Patents, but does not include the Integral CLDN6 Antibody IP or Integral Platform IP, whether in whole or in part.

1.67. “Project Know-How” shall mean any Know-How that is generated during the Term of this Agreement between the Parties that is specific to a Licensed Product or Project Antibody.

1.68. “Project Term” shall mean the period during which the activities are conducted under the Research Plan, which shall commence upon the Effective Date and until the completion of the activities under the Research Plan or as amended by the Joint Research Committee. Project Term shall initially be three (3) years from the Effective Date, and may be extended at the sole discretion of Context.

1.69. “Proposed Candidate” means a Candidate that Integral reasonably believes meets the minimum acceptance criteria for a Candidate in accordance with the Research Plan and should be formally presented to the JRC by Integral.

1.70. “Regulatory Authority” shall mean the United States Federal Food and Drug Administration in the United States or any regulatory body in any other jurisdiction with responsibility for granting licenses or approval necessary for the development, marketing, manufacture, commercialization, and sale of pharmaceutical or biological products. For countries where approval of a regulatory body is required for pricing or reimbursement of a pharmaceutical product to be reimbursed by national health insurance, the term “Regulatory Authority” shall include any regulatory body whose review or approval of pricing or reimbursement of such product is required.

1.71. “Representatives” of a Party shall mean such Party’s officers, directors, employees, contractors, and consultants.

1.72. “Research Plan” means the written plan that describes the work to be undertaken by Integral in collaboration with Context exclusively in the Field in relation to synthesizing, screening, characterizing and validating Bispecific Antibodies that interact with the Target and to generate Proposed Candidates for IND-enabling studies according to selection criteria established by the JRC as set forth in such plan, including reasonable estimated timelines and FTE budgets, as such plan may be amended from time to time by the JRC pursuant to Section 2.1.3(b) and 2.1.4. The projected timelines and deliverables to be delivered by Integral in connection with Research Plan are attached hereto as Exhibit A and incorporated herein by reference.

1.73. “Research Program” means the research program to be conducted during the Term pursuant to which Context and Integral shall collaborate with respect to the research activities set forth in the Research Plan.

1.74. “Research Reports” shall have the meaning as set forth in Section 3.1.4(b).

1.75. “Royalty Report” shall have the meaning provided in Section 5.6.4.

1.76. “Royalty Term” shall mean the period commencing, on a country-by-country and Licensed Product-by-Licensed Product basis, upon the First Commercial Sale of a Licensed Product in such country in the Territory and ending upon the latest to occur of: (a) the expiration date in such country in the Territory of the last to expire Valid Claim covering the sale of such Licensed Product in the Territory, (b) if regulatory exclusivity is granted with respect to a Licensed Product, the expiration or termination of such regulatory exclusivity in such country, and (c) ten (10) years from the First Commercial Sale of such Licensed Product in such country.

1.77. “Sequence Information” means, for the Project, the primary amino acid sequence of the Project Antibodies, including, but not limited, to the entirety of the variable domains and constant domains.

1.78. “Sublicensees” shall mean any Third Party to whom Context has granted a sublicense to Develop, Manufacture, Exploit and/or Commercialize in any manner in the Field any Project Antibody IP or Integral CLDN6 Antibody IP, to the extent such Third Party is conducting such activities pursuant to a right or license from Context. For clarity, Sublicensee shall exclude any fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity.

1.79. “Target” means the CLDN6 protein, including the protein also known as CLDN6 and, in all cases, all splice variants, isoforms or combinations thereof.

1.80. “Technology” shall mean all technology and information, including any and all proprietary or confidential information, Know-How, inventions, discoveries, data, assays, protocols, databases, results, information, trade secrets, ideas, concepts, formulas, techniques, methods, processes, developments, compositions of matter of any type or kind, including, but not limited to, master cell banks, expertise, formulas, technology, research, manufacturing process, engineering designs, drawings, scale-up and other technical data, reports, documentation, proprietary software, works of authorship, formulations, structures, information relating to compounds, compositions, specifications, reagents, ideas, object code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, technical manuals, user manuals and other documentation, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory, device, paper, or other media of any nature, in each case not generally known by the public, but excluding any of the foregoing to the extent claimed in any Patents.

1.81. “Term” shall have the meaning provided in Section 10.1.

1.82. “Territory” shall mean worldwide.

1.83. “Third Party” shall mean any entity other than Integral or Context or an Affiliate of Integral or Context.

1.84. “Valid Claim” shall mean a claim that, but for the rights granted thereto under this Agreement pursuant to Section 4.1, would be infringed by the sale of a Licensed Product and is contained in (a) a claim of an issued, unexpired and granted Patent and has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken; and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise; or (b) a claim of a pending Patent that has been pending less than seven (7) years from the earliest date on which such pending Patent claims priority and which continues to be prosecuted in good faith and has not been cancelled, withdrawn, abandoned or finally rejected without the possibility of appeal or refiling.

1.85. “U.S. Approval” shall mean Marketing Approval in the United States, specifically, all approvals (including supplements, amendments, Pricing Approvals, labeling approvals, and any pre-approvals and post-approvals) pursuant to a New Drug Application submitted to the U.S. Food and Drug Administration, or any successor application or procedure, as defined in 21 CFR §314.50 et. seq.

1.86. “U.K. Approval” shall mean Marketing Approval in the United Kingdom, i.e., Great Britain (England, Scotland and Wales) or Northern Ireland.

2.	GOVERNANCE

2.1 Joint Research Committee.

2.1.1 Establishment. Within fifteen (15) days after the Effective Date, the Parties shall establish a Joint Research Committee (the “JRC”) that will provide oversight and decision making of the Parties’ activities in the course of the Project. Unless otherwise agreed by the Parties, the term of the JRC shall continue until the expiration of the Term or the earlier termination of this Agreement.

2.1.2 Membership. Each Party shall designate two (2) representatives on the JRC, which initial representatives are as set forth in Exhibit D. The JRC shall have a chairperson, who shall be selected, on an annual basis, by Context. The role of the chairperson shall be (a) to convene and preside at all meetings of the JRC and (b) to have the final deciding vote on all matters that come before the JRC. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JRC by giving written notice to the other Party.

2.1.3 Meetings.

(a) Schedule of Meetings; Agenda. The JRC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the Research and Development Program and the responsibilities of the JRC; provided, the first regular meeting of the JRC shall take place within fifteen (15) days after the Effective Date. Special meetings of the JRC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided, that (i) notice of any special meeting may be waived at any time, either before or after the special meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice of such member. In no event will the JRC meet less frequently than once every Calendar Quarter. Regular and special meetings of the JRC may be held in person or by teleconference or videoconference; provided, that, unless there are mutually agreed reasons not to do so (including the COVID-19 pandemic), (i) the Parties shall hold at least two (2) meetings per Calendar Year in person, and (ii) meetings held in person shall alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JRC members. The Parties shall alternate responsibility for consulting with each other to include topics each Party reasonably wishes to discuss and preparing and circulating to each JRC member an agenda for each JRC meeting not later than one (1) week before the meeting.

(b) Quorum; Voting; Decisions. While the Joint Research Committee provides oversight and decision making in the course of the Project, Integral acknowledges and agrees that Context shall have the authority to make final decisions regarding the Research Plan, whether to obtain a license from any Third Party in order to Develop and/or Commercialize the Licensed Product, or regarding any other matters brought to the JRC.

(c) Minutes. Context will act as secretary at each JRC meeting and shall keep minutes of such JRC meeting that record all decisions and all actions recommended or taken in reasonable detail. Context shall prepare and circulate drafts of the minutes to the members of the JRC within ten (10) Business Days after the meeting. Each member of the JRC shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved, disapproved and revised as soon as practicable, provided, if Context’s does not receive comments from any Integral representative on the JRC within ten (10) Business Days following their circulation, then such minutes shall be deemed to have been approved by Context. Upon approval, final minutes of each meeting shall be circulated to the members of the JRC by Context.

2.1.4 Responsibilities. The JRC shall be responsible for overseeing the conduct and progress of the Project. Without limiting the foregoing, the JRC shall have the following responsibilities:

(a) oversight with respect to the conduct of the Project and implementation and execution of the Research Plan;

(b) reviewing and approving the Research Plan and all amendments thereto;

(c) reviewing and discussing the overall performance of the research and collaboration by the Parties on the Proposed Candidates and to compare such performance to the objectives outlined in the Research Plan and to the diligence obligations set forth in Section 3.1.2;

(d) designating compounds from the Project to be suitable as Proposed Candidates;

(e) reviewing and ensuring the exchange of, all Technology, reports or other information submitted to the JRC by each Party pursuant to this Agreement;

(f) reviewing all Technology and updates with respect to the conduct of the Research Program by the Parties, including the Research Reports;

(g) establishing any new committees or subcommittees under the JRC;

(h) attempting to resolve all matters between the Parties that are in dispute (other than with respect to Intellectual Property); and

(i) to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

The JRC has only the powers expressly assigned to it in this Section 2.1.4. The JRC has no power to interpret, amend, modify, or waive compliance with this Agreement.

3.	RESEARCH AND DEVELOPMENT PROGRAM; PROPOSED CANDIDATES

3.1 Implementation of the Research Program.

3.1.1 Objectives. The objective of the Project shall be to generate one or more Candidates within the first twelve (12) months after the Effective Date and according to selection criteria established or set forth by the JRC, and to provide development, manufacturing, and commercialization services on an as needed basis.

3.1.2 R&D Plan. Context is engaging Integral to perform the activities of the Research Plan. During the thirty (30) day period after the Effective Date, the Parties shall discuss and negotiate in good faith to finalize a Research Plan pursuant to which Integral shall (on commercially reasonable terms) perform such services as Context reasonably deems appropriate in connection with Integral’s synthesizing, screening, characterizing, and validating antibodies that interact with and modulate CLDN6 proteins in order to develop Proposed Candidates for IND-enabling studies in the Field in order to ensure at least one Candidate is identified, such services to be completed by Integral in accordance with the timelines and expected deliverables as set forth in Exhibit A hereto. Integral will lead the design of a Research Plan through Candidate Nomination as described and governed by the Joint Research Committee. Integral will use Commercially Reasonable Efforts to conceptualize, screen, and characterize CLDN6 Bispecific Antibodies and to generate Proposed Candidates to be deemed a Candidate according to selection criteria established by the JRC as set forth in such plan, including reasonable estimated timelines and FTE budgets, as such plan may be amended from time to time by the JRC. Context may provide additional resources, directly or through Third Parties, as may be needed to fulfill the Research Plan. Integral shall deliver to Context the Project Antibodies (if any) arising out of the Research Plan, along with the Sequence Information for such Project Antibodies and Project Antibody Technologies, including any raw data generated by Integral or Third Party subcontractors contracted by Integral if such raw data is requested by Context. Project Antibodies can be nominated for development according to pre-specified criteria as shall be set forth in the Research Plan.

3.1.3 Conduct of Research Program; Diligence.

(a) Integral Diligence. Integral shall use Commercially Reasonable Efforts at all times during the Term to conduct the Integral research activities as set forth in the Research Plan and to meet the objectives set forth in such Research Plan.

(b) Context Diligence. Context shall use Commercially Reasonable Efforts at all times during the Term to conduct the Context research activities as set forth in the Research Plan.

(c) Compliance and Funding. The Parties shall perform their respective obligations under the Research Plan in compliance with all Applicable Laws.

3.1.4 Records.

(a) Record Keeping. Each Party shall maintain complete and accurate records of its activities in respect of the Project in sufficient detail, including in sufficient detail for purposes of making patent filings and regulatory filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved. Context may review and copy the records maintained by Integral at reasonable times, and upon reasonable notice, to obtain access to the original records to the extent such Party has a license to use the Technology contained in such records. Integral shall make its records available for inspection by Context during regular business hours at the place or places where the records are customarily kept, on ten (10) days written notice from Context. The inspection should be carried on with as little disruption as possible to the business of Integral. Integral shall make available appropriate persons to answer relevant questions.

(b) Reports. Each Party shall keep the JRC regularly informed of the progress of the Project. Without limiting the generality of the foregoing, at least once each Calendar Quarter during Term, each Party shall provide reports to the JRC in reasonable detail regarding the status of its activities under the Project, including a report providing an update in correlation to the selection criteria set forth in the Research Plan (“Research Reports”). In addition, each Party shall provide the JRC with such additional information with respect to the Project that it has in its Control as may be reasonably requested from time to time by the other Party or the JRC.

3.2 Proposed Candidates. During the Term, Integral will present to Context at the JRC all Proposed Candidates.

3.2.1 Context Rights. For each Proposed Candidate presented to the JRC by Integral, Context shall have the right, in its sole discretion, to initiate IND-enabling studies, in which case Section 5.3 applies, or require Integral to perform additional work on such Proposed Candidate pursuant to, and in accordance with, the Research Plan.

3.2.2 Further Development. After Candidate Nomination, Context, its Affiliates, and its Sublicensees, shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval for and Commercialize one or more Licensed Products in the United States. Context will be solely responsible, at its cost and expense, for all research, Development, Manufacture and Commercialization of Licensed Products, including all regulatory filings, except for those costs agreed to by the Parties in the Research and Development Plan.

3.2.4. Third Party Subcontracting. Subject to the terms of this Agreement and pursuant to the Research Plan, each Party may engage Third Party subcontractors to perform certain activities specified in the Research Plan. A Party engaging a subcontractor shall retain or obtain Control of any Intellectual Property related to the Project, which is created by or licensed to such subcontractor in connection with the subcontracted activity, and ensure that all data, results, information and materials generated by such subcontractor are transferred to the subcontracting Party.

4.	LICENSES

4.1 License to Context. Subject to the terms and conditions of this Agreement, and effective upon Context’s signing of this Agreement, Integral hereby grants to Context:

(a) an exclusive (subject to Section 4.3), royalty-bearing, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license under the Integral CLDN6 Antibody IP to Exploit (or have Exploited through subcontractors, Sublicensees, or Affiliates) Integral CLDN6 Antibodies or Project Antibodies, including Candidates and Licensed Products in the Field and in the Territory;

(b) a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license to any and all Integral Platform IP (including common antibody sequences (e.g. common light chains) developed by Integral) that becomes incorporated into the Project Antibodies, including Candidates, or Licensed Products or that is reasonable useful, necessary or required to Exploit the Project Antibodies, including Candidates or Licensed Products in the Field and in the Territory;

(c) a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license under the Integral Platform IP to use any Integral Platform IP that is necessary or reasonably useful to Exploit (or have Exploited through subcontractors or Affiliates) the Project Antibodies, including Candidates, or Licensed Products in the Field and in the Territory;

(d) a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license to all of Integral’s rights, title and interests in and to the Integral CLDN6 Antibody IP for the use of diagnostics to Exploit (or have Exploited through subcontractors or Affiliates) Integral CLDN6 Antibodies or the Licensed Products in the Field and in the Territory; and

(e) The licenses granted under this Section 4.1 shall be collectively the “Licenses”.

4.2 Sublicense. Context will have the right to sublicense through multiple tiers the Licenses under terms and conditions consistent with this Agreement, provided that (i) the execution of a sublicense shall not in any way diminish, reduce or eliminate any of Context’s obligations under this Agreement (and, in the event of any noncompliance by a Sublicensee, Context shall be liable therefor), and (ii) Context shall inform Integral in writing of the identity of such Sublicensee(s) (other than sublicenses to Affiliates or contract research organizations/service providers for the sole purpose of such service provider providing services by or on behalf of Context), and shall promptly provide a copy of the sublicense (other than with Affiliates or such contract research organizations/service providers) to Integral (subject to appropriate redactions).

4.3 Retained Rights; Limitations. Notwithstanding Sections 4.1 and 4.4, Integral hereby retains all rights to the Integral CLDN6 Antibody IP and Integral Platform IP to Develop, Manufacture, Commercialize, and otherwise Exploit products and technology outside the Field, including but not limited to CAR-T or for CAR-T therapeutics, provided that it does not use Candidates. Subject to Section 4.4, Context grants to Integral a perpetual non-exclusive, royalty-free, sublicensable, transferable, fully paid, worldwide license to any and all Project Antibody IP and Non-Project IP outside the Field and solely for uses that are directly related to the Integral Platform and are not directed or related to CLDN6 or a therapeutic that targets CLDN6.

4.4 Exclusivity. Except to the extent mutually agreed upon by the Parties pursuant to the Research and Development Plan, Integral will (a) not provide any Candidates to any Third Party, (b) not research, develop, commercialize, modify, improve or otherwise Exploit any Candidates other than pursuant to this Agreement, (c) not Exploit or enable a Third Party to Exploit the Candidates for any purpose, and (d) not enable a Third Party to Exploit Integral CLDN6 Antibodies for Developing any Bispecific Antibody(ies) for therapeutic purposes. Except as provided in this Section 4.4, nothing in this Agreement shall prohibit Integral from Exploiting, Developing, Commercializing, or enabling a Third Party to Exploit Integral CLDN6 Antibodies, Integral CLDN6 IP or Integral Platform IP outside the Field, including but not limited to CAR-T or CAR-T therapeutics; provided, however, that, during the ten (10)-year period after the Effective Date, Integral shall not intentionally grant (and use at least good faith efforts to ensure it does not grant) a license to Integral Platform IP, nor shall Integral grant a license to Integral CLDN6 Antibodies or Integral CLDN6 IP, in each instance to develop a therapeutic targeting CLDN6 to more than one additional licensee other than Context, such one additional licensee being outside the Field, for example for a potential CAR-T therapeutic.

4.5 Research License to Integral. Subject to the terms and conditions of this Agreement, Context hereby grants to Integral a non-exclusive, non-transferable, non-sublicensable license under the Project Antibody IP, solely to perform activities assigned to Integral under the Research Plan during the Term of this Agreement.

4.6 Technology Transfer. Within seven (7) days after the Effective Date, Integral shall deliver to Context all Sequence Information for each and every Integral CLDN6 Antibody, including any CLDN6 Bispecific Antibodies, that have been conceived of or reduced to practice by Integral as of the Effective Date. All Sequence Information provided by Integral will be used by Context in accordance with terms of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement.

5.	FEES AND PAYMENTS

5.1 License Fee. As a condition to and as partial consideration for Integral entering into and granting the License to Context under this Agreement, Context shall pay to Integral, no later than forty-five (45) days after the Effective Date, a non-refundable, non-creditable fee of Two Hundred Fifty Thousand Dollars (US$250,000) (the “License Fee”).

5.2 Equity Issuance. As further condition to and as partial consideration for Integral entering into and granting the License to Context under this Agreement, Context shall issue to Integral 2,511,356 Series A Preferred units (the “Preferred Units”), par value of $3,000,000, in Context at a price of $1.194573 per unit. Concurrently with this Agreement, Context and Integral are entering into an Equity Issuance Agreement in the form attached hereto as Exhibit D, providing for the issuance of these Series A Preferred units (the “Equity Issuance”). The Parties acknowledge and agree that the issuance by Integral of the License to Context in exchange for the Preferred Units is intended to be treated as a contribution of property in exchange for a partnership interest under Section 721(a) of the Internal Revenue Code of 1986, as amended, and any analogous state and local income tax provision (“Intended Tax Treatment”). The Parties agree to file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not intentionally take any action or intentionally fail to take any reasonable action, which action or failure could jeopardize the Intended Tax Treatment.

5.3 Research and Development Payments. Pursuant to Section 5.3, Context shall make payments (the “Context R&D Payments”) to Integral for activities to be undertaken by Integral under the Research and Development Plan. The Research and Development Payments shall cover all reasonable expenses to be incurred by Integral pursuant to the Research and

Development Plan, which shall include Integral’s out-of-pocket expenses, purchases, and contracted services, as well as all internal and external contracted services and FTE Costs (the “Expenses”). Unless mutually agreed by the Parties, the Expenses shall not exceed the amount pre-approved and budgeted in the Research and Development Plan (the “Budget”), which may be amended from time to time by the Joint Research Committee.

(a) Integral shall keep records of Expenses incurred in connection with the Project. Integral shall notify Context as soon as reasonably possible upon learning that Expenses are expected to exceed the Budget.

(b) Commencing on the Effective Date or another date that is determined by the JRC to be the initiation date of the Project, and on the first day of each month during the Project Term, Context shall pay to Integral advance monthly installments constituting the Budget for such month under the Research and Development Plan or as determined by the JRC. Within thirty (30) days following each Calendar Quarter during the Project Term, the Parties shall conduct a reconciliation of the actual Expenses incurred by Integral during such Calendar Quarter against the Budget for such Calendar Quarter, and the Parties shall true up actual Expenses to the Budget through an appropriate reconciliation adjustment or payment, so that Context’s Research and Development Payment is equal to the actual Expenses incurred by Integral during such Calendar Quarter. If Integral determines that it cannot complete its activities under the Research and Development Plan with commercially reasonable efforts within the Budget, Integral shall promptly notify Context, and the JRC will use commercially reasonable efforts to make adjustments to the Budget or the scope of the Research and Development Plan; if the JRC is unable to reach a consensus, Integral may cease performing its activities in the Project, and Context may subcontract Third Parties to perform the Project pursuant to Sections 3.2.3 and 3.2.4, and such costs that exceed such costs that Context would have paid to Integral for activities that Integral could have reasonably performed shall be offset against any future payments due to Integral hereunder pursuant to Section 5.5 or 5.6.

(c) Integral may independently obtain research funding (e.g. NIH grants) that Integral may, upon written notice to Context, elect to apply to one or more parts of the Research Plan. If such an election is made by Integral , the Parties shall amend the Research Plan budgets and Development Milestone payments to include the full monetary value of such independently obtained research funding in the next applicable Development Milestone that is payable after the relevant portion of Research Plan is completed (e.g. Filing of an IND); provided, however, to the extent such funding benefits research that Integral is otherwise doing for itself or a third party separate and apart from the Project under this Agreement, such Development Milestone amendments shall be amended only to the monetary value of such funding applied to the Research Plan (or such monetary value shall be refunded to Context to the extent previously paid by Context).

5.4 Development Milestone Payments. Within [***] days after the end of the Calendar Quarter in which the first achievement of any of the events set forth in the table of this Section 5.4 below with respect to the Licensed Product (each, a “Development Milestone”) occurs, Context shall provide written notice to Integral of the occurrence of such event and, for each Development Milestone, shall pay to Integral the corresponding one-time, non-refundable, non-creditable milestone payment set forth in the table below (each, a “Development Milestone

Payment”); in each case, whether such Development Milestone is achieved by Integral, or Context, or any of its Affiliates, or any of their respective Sublicensees, assignees or transferees, or any Third Party contracted by Integral or Context under this Agreement.

Development Milestone	Development Milestone Payment
1. Delivery of Bispecific Antibody that meets the JRC established criteria for Proposed Panel Nomination II in accordance with the Research Plan in Exhibit A (line 30)	$	[***] cash or equity at fair market value*
2. Filing of an IND for Licensed Product	$	[***]
3. FPFV of the first Phase 1 Trial of a Licensed Product	$	[***]
4. FPFV of POC Trial (Ph lb/2 or Ph 2) of a Licensed Product	$	[***]
5. FPFV of 2nd POC Trial (Ph lb/2 or Ph 2) of a Licensed Product	$	[***]
6. FPFV of the first Phase 3 Trial of a Licensed Product	$	[***]
7. U.S. Approval of a Licensed Product	$	[***]
8. European Approval of a Licensed Product	$	[***]
9. U.K. Approval of a Licensed Product	$	[***]
10. Japan Approval of a Licensed Product	$	[***]

*

Should Milestone I not be successfully achieved within the first fifteen (15) month period after the Effective Date, Integral hereby acknowledges and agrees that the royalty rate due pursuant to Section 5.6.1 hereunder shall be reduced by [***]% (such that [***]% shall become [***]%, [***]% shall become [***]%, et sic porro).

(a) For purposes of clarity, each of the foregoing Development Milestone Payments shall be payable only once and only on the first Licensed Product to reach the applicable Development Milestone, regardless of the number of Licensed Products that achieve the applicable Development Milestone or the number of times that FPFV of a particular clinical phase may have occurred. In the event a Licensed Product is abandoned after one or more of the Development Milestones has been made and another Licensed Product is Developed as a replacement or back-up product for such abandoned Licensed Product, then only those Development Milestones that were not previously made with respect to such abandoned Licensed Product shall be payable with respect to such Licensed Product as the replacement or back-up. If any one of Development Milestones 1 to 7 is skipped and not paid but a subsequent Development Milestone of 1 to 7 is achieved, then all Development Milestones within the range of 1 to 7 that are prior to such subsequent Development Milestone that have not yet been met will be deemed achieved and will become payable at the time of achievement of the subsequent Development Milestone. For illustrative purposes, if Development Milestone 5 is skipped but Development Milestone 7 is achieved, then all Development Milestones 1 to 7 are deemed achieved. If any one of Development Milestones 8 to 11 is achieved, then all Development Milestones 1 to 7 are deemed achieved and will become payable, to the extent not previously paid, at the time any first Development Milestone of 8 to 11 is achieved.

5.5 Commercial Milestone Payments. Within [***] days after the end of the Calendar Quarter in which the first occurrence of any of the events set forth in the table of this

Section 5.5 below (each, a “Commercial Milestone”), Context shall provide written notice to Integral of the occurrence of such event and, for each Commercial Milestone, Context will make each of the following one-time, non-refundable, non-creditable commercial milestone payments set forth in the table below in this Section 5.5 (each, a “Commercial Milestone Payment”) to Integral; provided that if, at the time any Commercial Milestone below is achieved, the applicable Licensed Product is not covered by at least one of (1) regulatory exclusivity or (2) a Valid Claim in the United States, then, in each case, the Commercial Milestone Payment shall be reduced by [***] percent ([***]%) of the amount set forth in the table below. Each of the following Commercial Milestone Payments shall be payable only once and only upon the first time the aggregate annual Net Sales number of all Licensed Products in the Territory reaches the applicable Commercial Milestone, regardless of the number of Licensed Products that achieve the applicable Commercial Milestone. If any Commercial Milestone is met for a Licensed Product, then all of the Development Milestones will be deemed to have been achieved (if not previously achieved) and payable (if not previously paid) for such Licensed Product.

Commercial Milestone	Commercial Milestone Payment
1. Aggregate Net Sales of all Licensed Products in the Territory exceeds $[***] billion.	$	[***]
2. Aggregate Net Sales of all Licensed Products in the Territory exceeds $[***] billion.	$	[***]
3. Aggregate Net Sales of all Licensed Products in the Territory exceeds $[***] billion.	$	[***]
4. Aggregate Net Sales of all Licensed Products in the Territory exceeds $[***] billion.	$	[***]
5. Aggregate Net Sales of all Licensed Products in the Territory exceeds $[***] billion.	$	[***]

5.6 Royalty Payments.

5.6.1 Royalty Rate. During the Royalty Term, Context will pay to Integral nonrefundable, non-creditable royalties based on the applicable increment of annual Net Sales of each Licensed Product during such Calendar Year, on a Licensed Product-by-Licensed Product basis in the Territory, at the Royalty Rate set forth in the table below in this Section 5.6 (the “Net Sales Royalty”), subject to any reduction pursuant to Section 5.4. The Royalty Rate shall be determined based on whether the corresponding incremental Royalty Milestone is reached, as set forth in the table below provided that, with respect to Net Sales arising during any portion of the Royalty Term in which a Licensed Product is not covered by a Valid Claim in a country in the Territory, then the Royalty Rate applicable to such incremental Licensed Product’s Net Sales for such Calendar Year in such country in the Territory in which the Licensed Product is not covered by a Valid Claim shall be reduced by [***] percent ([***]%) of the royalty rate(s) set forth in the table below solely with respect to such Licensed Product in such country. If Net Sales for a particular Calendar Year consist in part of Net Sales for such Calendar Year applicable to such Licensed Product, then the royalty rate shall be determined first with respect to the Net Sales for such Calendar Year of such Licensed Product in the country in the Territory in which such Licensed Product is not covered by a Valid Claim and then with respect to all other Net Sales for such Calendar Year (for example, if Net Sales for such Calendar Year for a Licensed Product in a country in the Territory for which such Licensed Product is not covered by a Valid Claim is $[***] million and all other Net Sales for such Calendar Year (including Net Sales for such Calendar Year in a country in the Territory in which such Licensed Product is covered by a Valid Claim) is $[***] million, the royalty shall be [***]% for $[***] million, [***]% for $[***] Million and [***]% for $[***] million of Net Sales for such Calendar Year).

Royalty Payments	Royalty Rate
1. Aggregate annual Net Sales of a Licensed Product in the Territory are less than $[***] billion.	[***]%
2. The increment of aggregate annual Net Sales of a Licensed Product in the Territory are equal to or more than $[***] billion but less than $[***] billion.	[***]%
3. The increment of aggregate annual Net Sales of a Licensed Product in the Territory are equal to or more than $[***] billion but less than $[***] billion.	[***]%
4. The increment of aggregate annual Net Sales of a Licensed Product in the Territory are equal to or more than $[***] billion but less than $[***] billion.	[***]%
5. The increment of aggregate annual Net Sales of a Licensed Product in the Territory are more than $[***] billion.	[***]%

5.6.2 Royalty Payment Terms. The Net Sales Royalty for a given Calendar Quarter shall be due and payable on the date the Royalty Report for such quarter is due under Section 5.6.4 below. Following the expiration of the Royalty Term for a particular Licensed Product in a particular country, no further Royalties or Commercial Milestone amounts shall be payable by Context, its Affiliates or its Sublicensees with respect to that Licensed Product for sales in such country.

5.6.3 Royalty Reductions. If during the Term the JRC reasonably deems it necessary to obtain a license from any Third Party in order to Develop and/or Commercialize the Licensed Product, Context shall be entitled to offset against royalties otherwise due to Integral in respect of the Licensed Product an amount equal to [***] percent ([***]%) of any royalties or other fees paid by Context to such Third Party under such license; provided, that in no event shall the royalties owed to Integral, on a country-by-country basis, be reduced by more than [***]% of those payable by Context to Integral prior to any reductions pursuant to this Section 5.6.3.

5.6.4 Royalty Reports. Commencing on the First Commercial Sale of a Licensed Product in any country in the Territory, Context shall furnish to Integral a written report for Licensed Product (the “Royalty Report”) for each Calendar Quarter during the Term showing:

(a) the gross sales of all Licensed Products sold by Context, its Affiliates and Sublicensees in the Territory during such Calendar Quarter and the calculation of the aggregate annual Net Sales of the Licensed Products in the Territory from such gross sales;

(b) the date of the launch of each Licensed Product in each country in the Territory;

(c) if the aggregate annual Net Sales of all Licensed Products in the Territory reaches one of the Royalty Milestones, the corresponding Royalty Rate as specified in the table of Section 5.6;

(d) the Net Sales Royalty, if any, payable in United States Dollars, for each Licensed Product which shall have accrued under this Agreement based upon such Net Sales of the Licensed Products during the most recent Calendar Quarter and the Royalty Rate as determined by the aggregate Net Sales of the most recent four (4) Calendar Quarters prior to the date for which the Royalty Report is due; and

(e) the exchange rates used in determining the Net Sales Royalties payable in United States Dollars, as more specifically provided for in Section 6.2.

Context shall provide the Royalty Reports to Integral under this Section 5.6.4 within [***] days following the end of each Calendar Quarter during the Term, but within [***] days following the end of each Calendar Year.

5.6.5 Records. Context shall keep, and shall require that its Affiliates and Sublicensees keep, complete and accurate books of account and records in sufficient detail to enable the amounts paid and payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Context, its Affiliate or Sublicensee, as the case may be, for at least six (6) years following the end of the Calendar Year to which such books and records pertain.

5.6.6 Sublicense Fee. Context shall pay to Integral a percentage of any sublicense fee or other consideration paid by a third party (other than an Affiliate of Context) for a sublicense of any rights granted to Context under this Agreement (“Sublicense Fees”), as listed in the table below. Sublicense Fees due prior to the one-year anniversary of the Effective Date of this Agreement shall include, but are not limited to, upfront fees, recurring license fees, option fees, maintenance fees, development milestones, approval milestone payments, and any other payments that Context receives from the third party under such sublicense, other than payments to fund research and development, which shall not be considered for purposes of the calculations of such Sublicense Fees. Any non-cash consideration, other than consideration to fund research and development which shall not be considered for purposes of the calculations of such Sublicense Fees, received by Context from such Sublicensees shall be valued at its fair market value as of the date of receipt. Sublicensing Fees due on or after the one-year anniversary of the Effective Date of this Agreement shall only include income received as an upfront payment from a Third Party for a sublicense to exploit a specific Licensed Product and shall not, for the avoidance of doubt, include any amounts received from a Third Party at fair value to fund research and development or otherwise beyond such upfront payment. The execution of a sublicense shall not in any way diminish, reduce or eliminate any of Context’s obligations under this Agreement.

% of Sublicense
Sublicenses executed within 1 year of Effective Date of this Agreement	[***]	%
Sublicenses executed on or after 1 year from the Effective Date but less than 2 years from the Effective Date of this Agreement	[***]	%
Sublicenses executed on or after 2 years from the Effective Date but less than 3 years from the Effective Date of this Agreement	[***]	%
Sublicenses executed on or after 3 years from the Effective Date of this Agreement and after IND is filed under this Agreement up to and including an NDA submission.	[***]	%*

*

For clarity, if an IND filing or NDA submission occurs prior to 3 years from the Effective Date of this Agreement, then only this [***]% fee is due. If a Sublicense occurs after an NDA is submitted, no Sublicense Fee shall be due.

5.7 Audits.

(a) Audit Rights. Upon at least forty-five (45) days’ prior written notice from Integral and not more than once in each Calendar Year and only with respect to prior periods not previously subject to examination, Context shall permit, and shall require its Affiliates and Sublicensees to permit, an independent certified public accounting firm, selected by Integral and reasonably acceptable to Context, to have access during normal business hours to such books of account and records of Context and its Affiliates and Sublicensees, at such party’s principal place of business, as may be reasonably necessary to verify the accuracy of the Royalty Reports hereunder for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. If Context is unable to obtain from any Sublicensee a right for Integral to audit the books of account and records of such Sub licensee, Context shall inspect and audit such Sublicensee’s books and records for itself and disclose the results of any such audit to Integral in accordance with Section 5.7(b).

(b) Audit Results. If such audit establishes that additional royalties were owed to Integral during the period covered by any audit pursuant to Section 5.7(a), Context shall remit to Integral within thirty (30) days of the date on which Integral delivers to Context such accounting firm’s written report so concluding: (i) the undisputed amount of such additional royalties; and (ii) interest on such amount which shall be calculated pursuant to Section 6.36.3. In the event amounts were overpaid by Context during such period, the amount of such overpayment shall promptly be refunded by Integral to Context. The fees charged by such accounting firm in connection with any audit pursuant to this Section 5.7 shall be paid by Integral.

(c) Confidential Financial Information. Integral shall treat all financial information subject to review under this Section 5.7 as Context’s Confidential Information, and shall cause its accounting firm to retain all such financial information in confidence.

6.	PAYMENTS

6.1 Applicability of Payment Obligations. In the event Context sells, licenses, transfers, or otherwise disposes all or any portion of its rights and obligations under this Agreement with respect to any Licensed Product to an Affiliate or Third Party (excluding any transfer of this entire Agreement under Section 13.10), Context shall (i) ensure that each of its Affiliates or any Third Party is bound by a written agreement that is consistent with and subject to the applicable terms and conditions of this Agreement, including, to the extent applicable, Sections 5.2 through 6.3 of this Agreement to the same extent as Context, and includes this Section 6.1 in any of its agreements to sell, license, transfer, or otherwise dispose any rights with respect to any Licensed Product to others, (ii) provide prompt written notice of any such sale, license, transfer, or other disposition to Integral after the full execution of the definitive agreement with a Third Party, including the identity of the applicable Project Antibody(ies), and/or Licensed Product(s), and the identity of the purchaser, licensee, transferee, or other recipient thereof, and (iii) Context shall remain responsible for the performance of the applicable terms and conditions of this Agreement by such Affiliate or Third Party and shall cause any such Affiliate or Third Party to comply with all applicable terms and conditions of this Agreement. Context shall ensure that any such transfer arrangement is consistent with the terms of this Agreement.

6.2 Manner and Place of Method. All payment amounts hereunder are expressed in U.S. dollars. Each undisputed payment shall be made in U.S. dollars and shall be made by electronic funds transfer in immediately available funds to a bank and account designated in writing by Integral, unless otherwise specified in writing by Integral. If any currency conversion shall be required in connection with the payment of any royalties under this Agreement, such conversion shall be made by using the exchange rate mechanism generally applied by Context or its Affiliates in preparing its financial statements for the applicable Calendar Quarter; provided, that such mechanism is in compliance with GAAP.

6.3 Late Payments. In the event that any undisputed payment due under this Agreement is not made when due, then Integral shall notify Context of such late payment and in the event that such late undisputed payment has not been received by Integral within fourteen (14) days after written notice is received by Context, then such payment amount shall accrue interest from the date due at the lesser of (a) [***]% per annum above the then-current one-month USD-LIBOR as quoted on Bloomberg (or if it no longer exists, similarly authoritative source) or (b) the highest rate permitted by Applicable Law. The payment of such interest shall not limit Integral from exercising any other rights it may have as a consequence of the lateness of any payment.

7.	TAXES

7.1 Income Tax Withholding. Integral will be solely responsible for all taxes, fees, duties, levies or similar amounts imposed on any payments made to it under this Agreement. To the extent Context is required by Applicable Law to deduct and withhold taxes on any payment to Integral, Context will (a) deduct such taxes from the payment made to Integral, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Integral (and, if such tax authority provides a receipt for such payment to Context, a copy of such receipt). For the avoidance of doubt, Context’s remittance of such withheld taxes, together with payment to Integral of the remaining payment, will constitute full satisfaction of Context’s payment obligations under this Agreement.

7.2 Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations with respect to the payments made by Context to Integral under this Agreement. Context will cooperate with Integral as reasonably requested by Integral and at Integral’s cost, to obtain available reductions, credits or refunds of such taxes to the extent permitted by Applicable Law. Integral shall timely provide Context with any tax forms that may be reasonably necessary in order for Context to not withhold tax or to withhold tax at a reduced rate under Applicable Law, including under the benefit of any applicable bilateral income tax treaty.

8.	TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

8.1 Confidentiality.

8.1.1 Confidentiality Obligations. Integral and Context each recognizes that the other Party’s Confidential Information constitute highly valuable assets of such other Party. For clarity, Integral’s Confidential Information shall include the primary amino acid sequence of Integral CLDN6 Antibodies. Integral and Context each agrees that (a) subject to Section 8.1.2, it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information of the other Party and (b) it will not use, and will cause its Affiliates not to use, any Confidential Information of the other Party, except as expressly permitted in this Agreement.

8.1.2 Limited Disclosure.

(a) Integral and Context each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party as reasonably necessary to any (i) Affiliate, employee, consultant, permitted subcontractor, agents or other Third Parties to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement or that is or may be engaged by a Party to perform services in connection with the Research Program as necessary to enable such Third Party to perform such services; (ii) in connection with an actual or potential debt or equity financing of such other Party; (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party, (iv) equipment lease or real estate lease; and (v) for any other purpose with the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided, that any such disclosure or transfer under this Section 8.1.2(a) shall only be made to Persons who are bound by written obligations as described in Section 8.1.2(b).

(b) In addition, Integral and Context each agrees that the other Party may disclose its Confidential Information: (i) on a need-to-know basis to such other Party’s professional, legal and financial advisors; or (ii) to Governmental Authorities as Context reasonably believes necessary to carry out activities under the Research Plan or further Development activities by Context pursuant to Section 3.2.3.

(c) Each Party further agrees that the other Party may disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials as required by Applicable Laws; provided, that in the case of any disclosure under this subsection, the Disclosing Party shall (i) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (ii) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

(d) Each Party further agrees to consult in good faith should the other Party desire to disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials as it reasonably deems necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement. Any Party desiring to disclose the other Party’s Confidential Information pursuant to this subsection agrees (i) to provide the other Party with reasonable advance notice of and an opportunity to consider such required disclosure, (ii) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense, and (iii) shall not disclose Confidential Information unless the other Party consents (which consent shall not be withheld unreasonably).

8.1.3 Employees and Consultants. Integral and Context each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to having such access, be bound by written obligations or professional obligations (in the case of lawyers) to maintain such Confidential Information or Proprietary Materials in confidence. Each Party agrees to use, and to cause its Affiliates to use, Commercially Reasonable Efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder. Each Party will be liable to the other for any disclosure or misuse by its employees and consultants of Confidential Information or Proprietary Materials of the other Party.

8.2 Publicity. Notwithstanding anything to the contrary in Section 8.1, the Parties shall, upon the execution of this Agreement, but not earlier than April 1, 2021, issue a joint press release with respect to this Agreement in substantially the form attached hereto as Exhibit E, and each Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party. Subject to the foregoing, except as required by Applicable Law or the rules of any exchange on which any of such Party’s securities are traded, neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 8.3 and not subject to this Section 8.2) related to the Research Program, or the terms and conditions of this Agreement without the prior written consent of the other Party.

8.3 Publications and Presentations.

8.3.1 In the event Context or its Affiliates wishes to issue any publications, or any other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or directly related to Development Candidates (each of the foregoing, a “Publication”), it may do so at any time. Except for disclosures permitted pursuant to Sections 8.2 or 8.4 and submissions or publications pending as of the Effective Date, Integral, its Affiliates and its and their respective employees or consultants will not issue any Publications without Context’s prior written consent.

8.3.2 In the event Integral or its Affiliates wishes to issue a Publication that relates to Integral CLDN6 Antibodies and/or Integral CLDN6 Antibody IP, Integral will provide Context the opportunity to review and comment on such proposed Publication at least fifteen (15) days before its intended submission for publication or presentation. In such case, Context will provide Context with its comments in writing, if any, within ten (10) days after receipt of such proposed Publication and Integral will consider in good faith any comments thereto provided by Context and will comply with the Context’s request to remove any and all of Context’s Confidential Information from the proposed Publication. In addition, Integral or its Affiliates will delay the submission for a period of up to thirty (30) days if Context can demonstrate reasonable need for such delay to prepare and file a patent application for which it has prosecution control pursuant to this Agreement. If Context fails to provide its comments to Integral within such ten (10)-day period, Context will be deemed not to have any comments, and Integral or its Affiliate may submit for publication or present such Publication in accordance with this Section 8.3 after the fifteen (15)-day period has elapsed. Integral or its Affiliate will provide Context a copy of the manuscript, abstract or presentation at the time of the submission or presentation, as applicable.

8.3.3 In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and authorship shall be determined in accordance with customary standards.

8.4 Permitted Publications. Notwithstanding Sections 8.2 and 8.3, either Party may include in a public disclosure or in a scientific or medical publication or representation, without prior delivery to or approval by the other Party, any information which has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Sections 8.2 or 8.3 or published or publicly disclosed by the other Party. A Party relying on this Section 8.4 shall bear the burden of establishing that information has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Sections 8.2 or 8.3 or published or publicly disclosed by the other Party.

8.5 Use of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with proprietary materials of the Transferring Party for use in the Research Program. In connection therewith, each Recipient Party hereby agrees that: (a) it shall not use such proprietary materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such proprietary materials only in compliance with all Applicable Laws; (c) it shall not transfer any such proprietary materials to any Third Party without the prior written consent of the Transferring Party, except for (i) the transfer of Project Antibody Technology materials to Third Party subcontractors permitted in accordance with Section 3.2.4, or (ii) in a transaction otherwise expressly permitted hereby; (d) the Recipient Party shall not acquire any rights of ownership, or title in or to, such proprietary materials as a result of such supply by the Transferring Party, provided, that in accordance with Section 9.1.2, Context shall own Project Antibody Technology materials irrespective of which Party is the Transferring Party under this Section 8.5; and (e) upon the expiration or termination of this Agreement, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such proprietary materials that are not the subject of the grant of a continuing license hereunder.

8.6 Prohibition on Solicitation. Neither Party nor its Affiliates shall, during the Term and for one (1) year thereafter, solicit (directly or indirectly) for employment any employee of the other Party or its Affiliates who participated in the Research Program at any time during the Term, in each case who became known to such first Party or its Affiliates during the conduct of the Research Program; provided, however, that such first Party and its Affiliates shall not be prohibited from employing any such person (a) who contacts such first Party or its Affiliates on his or her own initiative in response to a general advertising or executive search not targeted at such person, (b) as a part-time consultant for projects less than one (1) year if in the reasonable view of such first Party or its Affiliates such person has knowledge or experience vital to the Research Program or such first Party’s research activities thereunder, or (c) that the other Party or its Affiliates has discharged or terminated from employment.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership.

9.1.1 Integral CLDN6 Antibody IP and Integral Platform IP. Integral and Context agree that Integral is the sole and exclusive owner of the Integral CLDN6 Antibody IP and Integral Platform IP. Integral shall retain all of its right, title and interest in and to the Integral CLDN6 Antibody IP and Integral Platform IP, subject to Section 4, including the Licenses from Integral to Context, and subject to the restrictions on Integral’s use and disclosure of the Integral CLDN6 Antibodies, Integral Platform IP, Integral CLDN6 IP, and Project Antibody IP (as set forth below) as set forth in this Agreement.

9.1.2 Project Antibody IP and Non-Project IP. Integral and Context agree that Context shall be the sole and exclusive owner of the Intellectual Property Rights in and to the Project Antibody IP and the Non-Project IP and shall retain its right, title and interest in the Project Antibody IP and Non-Project IP. If a Project Antibody Invention or Non-Project Invention is jointly invented as determined under U.S. Patent Law by personnel from both Integral and Context, or if a Project Antibody Invention or Non-Project Invention is invented by a Third Party subcontractor under the Research and Development Plan, Integral hereby assigns to Context its entire right, title and interest in and to such Project Antibody Invention and Non-Project Invention. Integral shall execute such papers as may be required to effectuate any such transfer of its rights to Context as set forth in this Section 9.1.2, and shall ensure that all of its personnel and subcontractors are contractually obligated to ensure Integral’s compliance with the terms of this Section 9.1.2.

9.1.3 Independent Discovery; Background IP. An Antibody shall not be deemed a Project Antibody if such Antibody is discovered, identified or designed by or on behalf of Context or its Affiliates (i) prior to the Effective Date or (ii) after the Effective Date and without the use of or reference to any Project Antibodies or Integral CLDN6 Antibodies disclosed to Context under the Research and Development Plan or the Project Antibody Technology. For clarity, each Party shall continue to own all right, title and interest in and to all Technology (including Antibodies) and Intellectual Property Rights that are (a) Controlled by such Party prior to the Effective Date or (b) developed by such Party outside the scope of this Agreement.

9.1.4 No Implied Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Technology disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates. All rights not expressly granted herein shall be retained by the Party owning such rights.

9.2 Patent Prosecution, Maintenance, Enforcement and Defense.

9.2.1 Project Antibody Patents. From and after the Effective Date, Context shall have (i) the sole right, but not the obligation, to prepare, file, prosecute, maintain, and (ii) the sole right, but not the obligation, to enforce and defend, in each case, the applicable Project Antibody Patents and any patents claiming or describing the Project Antibodies at its sole expense, and Integral shall reasonably cooperate and assist Context in such preparation, filing, prosecution, maintenance, enforcement and defense at Context’s expense.

9.2.2 Integral CLDN6 Antibody Patents. Except as provided in Section 9.2.3, from and after the Effective Date, Context shall pay to Integral [***]% of the expenses directly incurred by Integral to prepare, file, prosecute, and maintain Integral CLDN6 Patents (“CLDN6 Patent Expenses”). If after Integral licenses Integral CLDN6 Patent(s) to a Third Party licensee, as contemplated by Section 4.4 of this Agreement (a “Third Party License”), Context shall during the period of time Integral has licensed the Integral CLDN6 Patents to a Third Party Licensee pay [***]% of the Integral CLDN6 Patent Expenses that are applicable generally to a Licensed Product, and that are not specific to a Licensed Product, and Context shall be promptly reimbursed by Integral for [***]% of payments of all CLDN6 Patent Expenses made to Integral from the time after the Effective Date to the date of the Third Party License. If at any time during the Term of this Agreement Integral licenses the Integral CLDN6 Patents to more than one Third Party, then Context shall only be responsible for its pro rata share of the Integral CLDN6 Patent Expenses. In no case shall Context’s CLDN6 Patent Expenses be greater than [***]% of the actual expenses to prepare, file, prosecute, and maintain Integral CLDN6 Patent(s). Integral shall have the sole right to prepare, file, prosecute, maintain Integral CLDN6 Patent(s). Integral will confer with Context regarding the foreign jurisdictions that the Integral CLDN6 Patent(s) should be filed in and shall file in such foreign jurisdictions as designated by Context. Integral will consult with Context and keep Context reasonably informed of the status of the Integral CLDN6 Patent(s) and will promptly provide Context with copies of material correspondence received from any patent authorities in connection therewith. Notwithstanding anything to the contrary set forth above, if either Context or the licensee under the Third Party License notify Integral in writing at least 60 days in advance that Context or such other licensee, as applicable, elects to surrender its license rights under this Agreement to any CLDN6 Patent or CLDN6 Patent application in any foreign jurisdiction, upon the expiration of such 60-day period, the notifying licensee shall have no further rights or obligations with respect to such relinquished foreign patent claims and shall have no further obligation to pay the CLDN6 Patent Expenses for prosecuting and maintaining such relinquished CLDN6 Patent claims. In addition, Integral will promptly provide Context with drafts of all proposed material filings and correspondences to any patent authorities with respect to such Integral CLDN6 Patent(s) for Context’s review and comment prior to the submission of such proposed filings and correspondences. Integral will confer with Context and consider Context’s comments, which will not be unreasonably disregarded, prior to submitting such filings and correspondences, provided that Context will provide such comments within 30 days after receiving the draft filings and correspondences from Integral. If Context does not provide comments within such period of time, then Context will be deemed to have no comment to such proposed filings or correspondences. Integral will notify Context in writing of any decision to cease any Integral CLDN6 Patent(s) in any country. Integral will provide such notice at least 60 days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Integral CLDN6 Patent(s). Upon request by Context, Integral will permit Context, at Context’s discretion and sole expense, to continue such Integral CLDN6 Patent(s) in such country.

9.2.3 Option to Terminate Prosecution and Maintenance of Integral CLDN6 Patents. Context may terminate its obligations with respect to any or all of Integral CLDN6 Patents, on an application, patent, and/or jurisdiction basis by providing written notice to Integral explicitly identifying the jurisdiction and the applications and/or patents of Integral CLDN6 Patents that Context is terminating (“Patent Termination Notice”). Termination of Context’s obligations with respect to such patent application or patent will be effective upon receipt of such Patent Termination Notice by Integral. The Patent Termination Notice shall not relieve Context of its obligations with regards to costs that were incurred by, or on behalf of, Integral prior to Integral’s receipt of the Patent Termination Notice. Integral may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and such application(s) and patent(s) will not be part of the Licenses granted to Context pursuant to Section 4.1 and, therefore, not subject to this Agreement, and Context will have no further rights or license to them.

9.3 Integral Step-In Right. Context shall notify Integral in writing of any decision not to file applications for, to cease prosecution and maintenance of, or to not continue to pay the expenses of prosecution and maintenance of, any Project Antibody Patent. Context shall provide such notice at least forty-five (45) days prior to any relevant filing or payment due date, or any other due date that requires action, in connection with such Project Antibody Patent or claim thereof. In such event, Context shall permit Integral, at Integral’s sole discretion, cost, and expense, to file or to continue prosecution and maintenance of such Project Antibody Patents, and if Integral continues to prosecute and maintain such Project Antibody Patents, the following shall apply:

(a) Context shall cooperate with Integral, at Integral’s sole expense, in connection with the prosecution and maintenance of such Project Antibody Patents to the extent reasonably requested by Integral, including by providing reasonable access to relevant persons and executing all documentation reasonably requested by Integral; and

(b) Integral shall keep Context reasonably informed of the status of such Project Antibody Patent and shall notify Context in writing at least forty-five (45) days prior to any relevant filing or payment due date of any decision not to file applications for, to cease prosecution and maintenance of, or to not continue to pay the expenses of prosecution and maintenance of, such Project Antibody Patents, including any decision to abandon any pending patent application or issued patent within such Project Antibody Patent, in which case Context shall be entitled to re-assume the sole right for the prosecution and maintenance of such Project Antibody Patents at its sole discretion, cost and expense.

9.4 Infringement.

9.4.1 Each Party will promptly notify the other after becoming aware of any alleged or threatened infringement by a Third Party of any Integral CLDN6 Patent(s) or Project Antibody IP due to the Commercialization of a therapeutic that is the same as, biosimilar to, or interchangeable with a Licensed Product, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2), 21 U.S.C. §355(j)(2), or 42 U.S.C. § 262(1) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any Integral CLDN6 Patent(s) or Project Antibody IP (collectively, “Competitive Infringement”).

9.4.2 Context will have the first right to bring and control any legal action in connection with any Competitive Infringement of any Integral CLDN6 Patent(s) that are specific solely to a Licensed Product and not generally applicable to Integral CLDN6 Patents(s) at Context’s own expense as it reasonably determines appropriate, and, in any event, Integral will have the right to be represented in any such action by counsel of its choice at Integral’s expense. Context will provide Integral and its counsel with reasonable access to Context’s legal counsel for consultation and with copies all court filings and material supporting documentation, provided that, unless Integral is joined as a party to such action, any counsel retained by Integral will not act as attorney of record for any such action, or conduct any legal proceedings as part of such action, unless specifically requested by Context and at Context’s expense. If Context decides not to bring such legal action, it will so notify Integral in writing promptly after Context first becomes aware of the Competitive Infringement, whereupon Integral will have the right, in its sole discretion, to bring and control any legal action in connection with such Competitive Infringement at its own expense as it reasonably determines appropriate after notice to Context.

9.4.3 With the prior written consent of Integral, in its sole and absolute discretion, Context will have the right to bring and control any legal action in connection with any Competitive Infringement of any Integral CLDN6 Patent(s) that are generally applicable to a Licensed Product at Context’s own expense as it reasonably determines appropriate and, in any event, Integral will have the right to be represented in any such action by counsel of its choice at Integral’s expense. Context will provide Integral and its counsel with reasonable access to Context’s legal counsel for consultation and with copies of all court filings and material supporting documentation, and, at the request of Integral, reasonable access to Context’s counsel for consultation, provided that, unless Integral is joined as a party to such action, any counsel retained by Integral will not act as attorney of record for any such action, or conduct any legal proceedings as part of such action, unless specifically requested by Context and at Context’s expense. If Context decides not to bring such legal action, it will so notify Integral in writing promptly after Context first becomes aware of the Competitive Infringement, whereupon Integral will have the right, in its sole discretion, to bring and control any legal action in connection with such Competitive Infringement, either directly or through a Third Party Licensee, at Integral’s or such Third Party’s expense as Integral reasonably determines appropriate after notice to Context. If Integral does not provide its written consent under this Section 9.4.3 and a Third Party is able to Commercialize a product that such Third Party would not have otherwise been able to Commercialize without a license to the Integral CLDN6 Patent(s) that are generally applicable to a Licensed Product, then the amounts due to Integral under Sections 5.5 and 5.6 shall be reduced by [***]%. Should there be any dispute as to whether a Third Party would require a license under the Integral CLDN6 Patent(s) to Commercialize a product in connection with this Section 9.4.3, the dispute shall be resolved in accordance with Section 13.1.

9.4.4 At the request of the Party bringing the action, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

9.4.5 In connection with any such proceeding, the Party bringing the action will not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Integral CLDN6 Patent(s) or Project Antibody IP without the prior written consent of the other Party.

9.4.6 Joinder.

(a) If one Party initiates a proceeding in accordance with this Section 9.4, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the proceeding. The costs and expenses of the Party initiating the proceeding and the costs and expenses of the other Party incurred pursuant to this Section 9.4.6 will be borne by the Party initiating such proceeding.

(b) If one Party initiates a proceeding in accordance with this Section 9.4, the other Party may join such proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

9.4.7 Share of Recoveries. Any damages or other monetary awards recovered with respect to a proceeding brought pursuant to this Section 9.4 will be shared as follows:

(a) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding, which amount will be allocated pro rata if insufficient to cover the totality of such expenses; then

(b) any remaining proceeds constituting direct or actual damages that are awarded as lost sales for acts of infringement occurring after the Effective Date for the Licensed Product will be treated as if they were Net Sales hereunder, and Context will pay to Integral royalties on such amount in accordance with Section 5.6 and Context will retain the remainder of such proceeds; then

(c) any remaining proceeds constituting direct or actual damages that are awarded as lost profits or a reasonable royalty for acts of infringement occurring after the

Effective Date for the Licensed Product will be allocated between the Parties as follows: the Party initiating the proceeding will receive and retain 75% of such proceeds and the other Party will receive 25% of such proceeds; then

(d) any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: the Party initiating the proceeding will receive and retain 75% of such proceeds and the other Party will receive 25% of such proceeds.

9.5 No Implied Licenses. No right or license under any Technology or Intellectual Property Right of either Party is granted or shall be granted by implication hereunder other than those expressly provided in this Agreement.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless earlier terminated pursuant to Section 10.2, shall continue, until the expiration of all Royalty Terms for the Licensed Product in all countries in the Territory. (the “Term”).

10.2 Termination. This Agreement may be terminated by the Parties as follows:

10.2.1 Unilateral Right to Terminate Agreement. Context may terminate this Agreement in its entirety, effective at any time after the end of the first Contract Year, by providing not less than ninety (90) days’ prior written notice to Context; provided, there shall be an orderly wind-down period for any studies then in progress.

10.2.2 Termination by Integral due to Lack of Diligence. If within [***] successive Calendar Quarters, Context has not used Commercially Reasonable Efforts to Develop, seek Regulatory Approval for, or Commercialize a Licensed Product, such lack of Commercially Reasonable Efforts on the part of Context shall be deemed to be a material breach and Integral shall have the right to terminate this Agreement, except if such lack of Commercially Reasonable Efforts is due to any circumstance or event beyond Context’s reasonable control that occurs without the fault of Context, including, without limitation, labor disturbances or labor disputes of any kind, unforeseeable acts, omissions or delays in acting by any governmental body required for full performance (except to the extent such delay results from a breach by the affected Party of a term of this Agreement), civil disorders or commotions, strikes, acts of war, terrorism, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, or disease (including pandemics and quarantines).

10.2.3 Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured within ninety (90) days after the receipt of such notice, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.

10.2.4 Termination for Bankruptcy. Either Party may terminate this Agreement immediately in its entirety by providing written notice to the other Party if such other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment of all or substantially all of its assets for the benefit of its creditors, (c) is dissolved or liquidated in full or in substantial part, (d) commences a voluntary bankruptcy or insolvency case or consents to any such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (e) takes any corporate action for the purpose of effecting any of the foregoing, or (f) becomes the subject of an involuntary bankruptcy or insolvency case or other proceeding seeking liquidation with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) Business Days of the commencement thereof.

10.3 Consequences of Termination of Agreement. If this Agreement is terminated pursuant to Section 10.2, the following provisions shall apply, as applicable.

10.3.1 Termination by Context under Section 10.2.1. If this Agreement is terminated by Context pursuant to Section 10.2.1:

(a) all obligations of the Parties to conduct any research under the Research Plan shall cease as of the effective date of termination except that Section 10.4 shall continue to survive;

(b) all rights and obligations of the Parties under this Agreement as of the effective date of termination shall terminate, including all licenses and rights granted by each Party to the other Party under Article 4;

(c) provided Integral has satisfied its diligence obligations under Section 3.1.3(a) and delivered all deliverables required to be delivered to Context pursuant to the Research Plan, effective upon such termination, Integral shall own all right, title and interest in and to each Project Antibody and Project Antibody IP created pursuant to the Research Program or in connection with the performance of the Research Plan, including each Candidate, and all Patent Rights claiming the foregoing or their use, and Context hereby assigns all of its right, title and interest in respect of the foregoing, including any and all such Patent Rights then Controlled by Context arising out of this Agreement, to Integral; provided, however, that, if Integral or its Affiliates or licensees Commercializes any Candidate created pursuant to the Research Program or Commercializes any product utilizing, incorporating or relying upon the Project Antibody or the Project Antibody IP (collectively, the “Reversion Product”), Integral shall pay to Context a royalty equal to [***] percent ([***]%) of the Net Sales per Calendar Year from sales of such Reversion Product by Integral, its Affiliates or licensees in countries in which such Reversion Product is covered by a Valid Claim or regulatory exclusivity until Integral has paid to Context an aggregate amount equal to the aggregate of (i) [***] times the cash payments Context paid to Integral under this Agreement pursuant to the terms of this Agreement and (ii) [***] times such reasonable direct out-of-pocket costs and expenses incurred by Context in connection with the research performed pursuant to the license granted hereunder (including, but not limited to, the costs incurred by Context under the Research Plan and the patent costs under Section 9);

(d) Context shall be responsible to pay Integral: (i) all budgeted FTE Costs in accordance with the Research Program budget for the sixty (60) day period from the date of the notice’ provided under Section 10.2.1; (ii) all non-cancellable fees incurred by Integral in connection with Integral’s performance of Integral Research Activities through the termination effective date; and (iii) all previously incurred FTE Costs and other out of pocket costs not yet paid to Integral; and

(e) each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.2 Termination by Context under Sections 10.2.3 or 10.2.4. If this Agreement is terminated by Context pursuant to Sections 10.2.3 or 10.2.4:

(a) all obligations of the Parties to conduct any research under the Research Plan shall cease as of the effective date of termination;

(b) all rights and obligations of the Parties under this Agreement as of the effective date of termination shall terminate except that Section 10.4, including the Licenses granted and limitations on Integral pursuant to Section 4, shall continue to survive; and

(c) Integral shall provide Context with copies of all reports and Technology generated or obtained by Integral or its Affiliates pursuant to this Agreement that have not previously been provided to the other Party, together with any Project Antibody Technology then Controlled by Integral or its Affiliates, and as of the effective date of termination all such Technology shall be owned by Context; and

(d) each Party shall promptly return all Confidential Information and proprietary materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.3 Termination by Integral under Section 10.2.2

(a) all obligations of the Parties to conduct any research under the Research Plan shall cease as of the effective date of termination except that Section 10.4 shall continue to survive;

(b) all rights and obligations of the Parties under this Agreement as of the effective date of termination shall terminate, including all licenses and rights granted by each Party to the other Party under Article 4;

(c) provided Integral has satisfied its diligence obligations under Section 3.1.3(a) and delivered all deliverables required to be delivered to Context pursuant to the Research Plan, effective upon such termination, Integral shall own all right, title and interest in and to each Project Antibody and Project Antibody IP created pursuant to the Research Program or in connection with the performance of the Research Plan, including each Candidate, and all Patent Rights claiming the foregoing or their use, and Context hereby assigns all of its right, title and interest in respect of the foregoing, including any and all such Patent Rights then Controlled by Context arising out of this Agreement, to Integral; provided, however, that, if Integral or its Affiliates or licensees Commercializes any Reversion Product, Integral shall pay to Context a royalty equal to [***] percent ([***]%) of the Net Sales per Calendar Year from sales of such Reversion Product by Integral, its Affiliates or licensees in countries in which such Reversion Product is covered by a Valid Claim or regulatory exclusivity until Integral has paid to Context an aggregate amount equal to the aggregate of (i) [***] times the cash payments Context paid to Integral under this Agreement pursuant to the terms of this Agreement and (ii) [***] times such reasonable direct out-of-pocket costs and expenses incurred by Context in connection with the research performed pursuant to the license granted hereunder (including, but not limited to, the costs incurred by Context under the Research Plan and the patent costs under Section 9);

(d) each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder; and

(e) Context shall be responsible to pay Integral: (i) all budgeted FTE Costs in accordance with the Research Program budget for the sixty (60) day period from the date of notice provided under Section 10.2.1; (ii) all non-cancellable fees incurred by Integral in connection with Integral’s performance of Integral Research Activities through the termination effective date; and (iii) all previously incurred FTE Costs and other out of pocket costs not yet paid to Integral.

10.3.4 Termination by Integral under Sections 10.2.3 or 10.2.4. If this Agreement is terminated by Integral pursuant to Sections 10.2.3 or 10.2.4:

(a) all obligations of the Parties to conduct any research under the Research Plan shall cease as of the effective date of termination;

(b) all rights and obligations of the Parties under this Agreement as of the effective date of termination shall terminate except that Section 10.4 shall continue to survive; and

(c) each Party shall promptly return all Confidential Information and proprietary materials generated under this Agreement of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

(d) provided Integral has satisfied its diligence obligations under Section 3.1.3(a) and delivered all deliverables required to be delivered to Context pursuant to the Research Plan, effective upon such termination, Integral shall own all right, title and interest in and to each Project Antibody and Project Antibody IP created pursuant to the Research Program or in connection with the performance of the Research Plan, including each Candidate, and all Patent Rights claiming the foregoing or their use, and Context hereby assigns all of its right, title and interest in respect of the foregoing, including any and all such Patent Rights then Controlled by Context arising out of this Agreement, to Integral; provided, however, that, if Integral or its Affiliates or licensees Commercializes any Reversion Product, Integral shall pay to Context a royalty equal to [***] percent ([***]%) of the Net Sales per Calendar Year from sales of such Reversion Product by Integral, its Affiliates or licensees in countries in which such Reversion Product is covered by a Valid Claim or regulatory exclusivity until Integral has paid to Context an aggregate amount equal to the aggregate of (i) [***] times the cash payments Context paid to Integral under this Agreement pursuant to the terms of this Agreement and (ii) [***] times such reasonable direct out-of-pocket costs and expenses incurred by Context in connection with the research performed pursuant to the license granted hereunder (including, but not limited to, the costs incurred by Context under the Research Plan and the patent costs under Section 9); and

(e) Context shall be responsible to pay Integral: (i) all budgeted FTE Costs in accordance with the Research Program budget for the sixty (60) day period from the date of notice provided under Section 10.2.1; (ii) all non-cancellable fees incurred by Integral in connection with Integral’s performance of Integral Research Activities through the termination effective date; and (iii) all previously incurred FTE Costs and other out of pocket costs not yet paid to Integral.

10.4 Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to: (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in Section 10.3; (b) the rights and obligations of the Parties provided in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.2, 4.4, 10.3, 10.4, 13.1, 13.2, 13.3, 13.5, 13.7, 13.11, 13.14, 13.15, 13.16 and 13.17, and Articles 1 (to the extent defined terms are contained in surviving Articles and Sections), 5.1 and 12 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination; and (c) any other rights or remedies provided at law or in equity which either Party may otherwise have. For clarity, the expiration or earlier termination of this Agreement by either Party pursuant to Sections 10.1 or 10.3 shall not affect any Development and Marketing Agreement that is in effect as of the date of such expiration or termination.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Context and Integral each represents and warrants to the other, as of the Effective Date, as follows:

11.1.1 Organization. It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

11.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action and will not violate (a) such Party’s certificate of incorporation, certificate of formation, bylaws or similar organizational documents, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

11.1.4 No Inconsistent Obligation. Neither it nor any of its Affiliates is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its or their obligations hereunder.

11.1.5 No Consents. No authorization, consent, approval of a Third Party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (a) valid execution, delivery or performance of this Agreement; or (b) the consummation of the transactions contemplated hereby.

11.1.6 Other Rights. Neither it nor any of its Affiliates is a party to, or otherwise bound by, any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of the rights granted to the other Party under this Agreement.

11.1.7 No Debarment. None of such Party’s employees or, to the Knowledge of such Party, such Party’s consultants or contractors:

(a) is debarred under Section 306(a) or 306(b) of the FDCA or by the analogous Applicable Laws of any Regulatory Authority;

(b) has, to its Knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or pursuant to the analogous Applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; or

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

11.2 Additional Representations, Warranties and Covenants of Integral. Integral further represents and warrants to Context, as of the Effective Date, as follows:

11.2.1 Ownership. Integral is the sole and exclusive owner of, or Controls, the Integral Platform, Integral Platform IP, and the Integral CLDN6 Antibody IP and has the ability to grant to Context the licenses to such Technology and Patent Rights granted to Context as purported to be granted under this Agreement, free and clear from any mortgages, pledges, liens, security interests, options, conditional and installment sale agreements, encumbrances, charges or claims of any kind.

11.2.2 No Third Party Actions. To Integral’s Knowledge, no Third Party has taken any action before any patent or trademark office (or similar governmental authority), which would render any of the Integral Platform IP and the Integral CLDN6 Antibody IP invalid or unenforceable.

11.2.3 Integral Background Patent Rights.

(a) Exhibit C sets forth a list of all Integral Platform IP and the Integral CLDN6 Antibody IP Controlled by Integral in which Integral has an interest either alone or jointly with any Third Party related to its performance under this Agreement. Integral represents and warrants that the information contained in Exhibit C, including the priority date and filing date of each application, is accurate and that each application is entitled to claim priority as currently denoted in the application.

(b) The inventors named in the Patents of the Integral Platform IP and the Integral CLDN6 Antibody IP are, to Integral’s Knowledge, all of the true inventors for such Patents and each of such inventors has assigned to Integral all of his or her right, title and interest to such Patents and the inventions described therein.

11.2.4 Renewal and Maintenance Fees. All material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the Patents of the Integral Platform IP and the Integral CLDN6 Antibody IP have been paid.

11.2.5 Employee Agreements; Ownership. All current and former employees and consultants of Integral who are involved in the conception, reduction to practice or development of the Integral Platform IP and the Integral CLDN6 Antibody IP have executed written contracts or are otherwise obliged to vest in Integral exclusive ownership of such Integral Platform IP and the Integral CLDN6 Antibody IP.

11.2.6 No Proceedings. Other than routine patent prosecution activities, there are no pending, and to Integral’s knowledge, there are no threatened in writing, adverse actions, claims, investigations, suits or proceedings against Integral, at law or in equity, or before or by any governmental authority, including any interference proceeding or foreign equivalent, involving the Integral Platform IP and the Integral CLDN6 Antibody IP, that seeks or threatens to limit the scope of, invalidate, challenge Integral’s ownership in or otherwise restrict the enforceability of such Integral Platform IP and the Integral CLDN6 Antibody IP.

11.2.7 No Unauthorized Use; Non-Infringement. Integral has not received any written notice of any unauthorized use, infringement or misappropriation by any Person of, and to Integral’s knowledge, no Third Party is infringing, has infringed, is misappropriating or has misappropriated, any of the Integral Platform IP and the Integral CLDN6 Antibody IP.

11.2.8 No Licenses; No Assignment. Integral has not granted to any Third Party any right, license or interest in or to the Integral Platform IP and the Integral CLDN6 Antibody IP that is inconsistent with the licenses and rights granted to Context under this Agreement.

11.2.9 Notice of Infringement or Misappropriation. Integral has not received any written notice from any Third Party asserting or alleging that: (a) the research of the CLDN6 Antibodies by Integral prior to the Effective Date infringed or misappropriated the intellectual property rights or confidential information of such Third Party; (b) the Integral Platform IP and the Integral CLDN6 Antibody IP infringes or misappropriates the intellectual property rights or confidential information of such Third Party; or (c) the exercise by Context of the licenses and rights to the Integral Platform IP and the Integral CLDN6 Antibody IP granted to it under this Agreement infringes or would infringe such Third Party’s intellectual property rights.

11.2.10 No Non-Competition Agreements. Neither Integral nor any of its Affiliates are bound by any non-competition agreements related to the Project.

1 1 .3. Covenants.

11.2.11 No Debarment. In the course of the Research Program, neither Party shall utilize any employee, consultant or contractor:

(a) who has been debarred under Section 306(a) or 306(b) of the FDCA or pursuant to the analogous Applicable Laws of any Regulatory Authority;

(b) who, to such Party’s knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or otherwise pursuant to the analogous Applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with such Party; or

(c) who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or who has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

Each Party shall notify the other Party promptly, but in no event later than five (5) Business Days, after becoming aware that any of its employees or consultants has been excluded, debarred, suspended or is otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.

11.2.12 Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the performance of its obligations under this Agreement, including where applicable the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FDCA, the Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010, each as may be amended from time to time and each to the extent applicable.

11.2.13 No Violation. Neither Party nor any of its Affiliates will enter into or otherwise have any obligation to any Person or entity, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder.

11.2.14 The CREATE Act. Each Party acknowledges and agrees that:

(a) the provisions herein are intended to encompass and include a joint research agreement for the performance of experimental, developmental and research work as contemplated by 35 U.S.C. § 103(c)(3), and that any invention made in connection with the activities contemplated in this Agreement, whether made solely by or on behalf of one Party or jointly by or on behalf of both Parties, is intended to and should have the benefit of the rights and protections conferred by Public Law 108-453, the Cooperative Research and Enhancement Act of 2004 as codified in 35 U.S.C. § 103(c)(2) (the “CREATE Act”);

(b) in the event that a Party seeks to rely on the foregoing and invoke the CREATE Act with respect to any invention that is the subject of a patent application filed by or on behalf of such Party, such Party will give prior written notice(s) to the other Party of its intent to invoke the CREATE Act and of each submission or disclosure such Party intends to make to any patent and trademark office (or similar Governmental Authority) pursuant to the CREATE Act, including: (i) any disclosure of or regarding the existence or contents of this Agreement to any patent and trademark office (or similar Governmental Authority); (ii) the disclosure of any “subject matter developed by the other Party” (as such term is used in the CREATE Act) in, without limitation, an information disclosure statement, or (iii) the filing of any terminal disclaimer over the intellectual property of the other Party, it being agreed that no such submission, disclosure or filing shall be made by such Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed;

(c) without limiting Section 11.3.4(b) above, it shall not be a violation of confidentiality obligations hereunder for a Party, as necessary in connection with the invocation of the CREATE Act, to disclose to any patent and trademark office (or similar Governmental Authority) (i) the intellectual property of the other Party in, without limitation, an information disclosure statement or (ii) this Agreement, provided that such Party exercises reasonable efforts to limit the scope of such disclosure as strictly necessary to invoke the CREATE Act, including by reasonably redacting the material terms of this Agreement before any such disclosure; and

(d) without limiting Section 11.3.4(b) above, each Party will provide reasonable cooperation to the other Party in connection with such other Party’s efforts to invoke and rely on the CREATE Act.

11.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12.	INDEMNIFICATION

12.1 Indemnification of Integral Indemnitees by Context. Context shall indemnify, defend and hold harmless Integral, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Integral Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Integral Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and product liability claims (collectively, “Integral Indemnity Claims”), arising out of: (a) the conduct by Context or any of its Affiliates in execution of the Research Plan or other Development and Commercialization activities pursuant to this Agreement, by Context or any of its Affiliates or any Third Parties acting on Context’s behalf; (b) any breach of this Agreement by Context or any of its Affiliates or agents; or (c) the gross negligence or willful misconduct of any Context Indemnitee, or agent of Context, excluding any Context Indemnity Claim or Losses for which Integral has an obligation to indemnify Context Indemnitees pursuant to Section 12.2, as to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, except, in each case, to the extent caused by the negligence or willful misconduct of, or breach of this Agreement by, any of the Integral Indemnitees.

12.2 Indemnification of Context Indemnitees by Integral. Integral shall indemnify, defend and hold harmless Context, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Context Indemnitees”), against all Losses incurred by or imposed upon the Context Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and product liability claims (collectively, “Context Indemnity Claims”), arising out of: (a) the conduct by Integral or any of its Affiliates or Third Party subcontractors of in execution of the Research Plan; (b) the conduct by Integral or any of its Affiliates or Third Parties acting on Integral’s behalf of research activities undertaken prior to the Effective Date in relation to Candidates and/or Proposed Candidates identified as of the Effective Date; (c) any breach of this Agreement by Integral or any of its Affiliates or agents; or (d) the gross negligence or willful misconduct of any Integral Indemnitee, or agent of Integral excluding any Integral Indemnity Claim or Losses for which Context has an obligation to indemnify Integral Indemnitees pursuant to Section 12.1, as to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, except, in each case, to the extent caused by the negligence or willful misconduct of, or breach of this Agreement by, any of the Context Indemnitees. For clarity, Integral shall be solely liable for all Losses related to Integral’s, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns, or Integral licensees use of Project IP, Non-Project IP, or any Reversion Product.

12.3 Conditions to Indemnification. A Person seeking recovery under this Article 12 (the “Indemnified Party”) in respect of a Claim shall give prompt written notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Article 12, and shall permit the Indemnifying Party to control the investigation, defense and settlement of such Claim; and further provided, that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party. Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 12. The Indemnifying Party shall have no liability for any settlement of Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

12.4 Limited NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 8.1, THE NON-COMPETE PROVISIONS IN SECTION 11.2.10, OR THE INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS SET FORTH IN SECTION 9, OR DUE TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR INTEGRAL’S OBLIGATIONS IN SECTION 4.4.

13.	MISCELLANEOUS

13.1 Arbitration.

13.1.1 Any disputed matter that the JRC cannot resolve pursuant to Section 2.1 or any dispute arising between the Parties with respect to this Agreement, including any dispute, controversy or claim arising after the termination of the JRC (each, a “Dispute”), shall be resolved by binding arbitration before a panel of three (3) arbitrators in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution, the international branch of the American Arbitration Association (“AAA”) in effect at the time the proceeding is initiated. In any such arbitration, the following procedures shall apply:

(a) The panel will be comprised of one arbitrator chosen by Context, one by Integral and the third, who shall act as the chairman of the panel, by the two co-arbitrators. If a Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected. The place of arbitration shall be Philadelphia, Pennsylvania. The language of the arbitration shall be English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Dispute pursuant to this Section 13.1. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(c) The award of the arbitrators shall be final and binding on the Parties (except for those remedies expressly set forth in this Agreement). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(d) Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration;

(e) Unless otherwise agreed by the Parties, Disputes relating to Patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.

(f) The arbitration shall be confidential. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties. In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable Pennsylvania statute of limitations.

(g) In the event of a Dispute involving the alleged breach of this Agreement, (i) the running of the time periods as to which a Party must cure a breach of this Agreement shall be tolled during the period the breach that is the subject matter of the Dispute is being arbitrated, and (ii) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this Agreement in accordance with Section 10.2.3. Any disputed performance or suspended performance, pending the resolution of a Dispute that the arbitrators determine to be required to be performed by a Party, shall be completed within a reasonable time period following the final decision of the arbitrators.

(h) Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.

13.2 Notices. All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows below, or by email confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time.

If to Integral:	Integral Molecular, Inc. 3711 Market Street, Suite 900 Philadelphia, PA 19104 Attn: Benjamin Doranz Email: [***] Tel: [***]

With a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103-4196 Attn: Kathleen M. Shay Email: [***] Tel: [***]

If to Context:	Context Therapeutics, LLC 3675 Market Street, Suite 200 Philadelphia, PA 19104 Attention: Martin Lehr Email: [***] Tel: [***]

With a copy to:	Troutman Pepper Hamilton Sanders LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312 Attention: Daniel M. Scolnick Email: [***] Tel: [***]

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid, addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 13.2.

13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (U.S.A.), without regard to the application of principles of conflicts of law. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Pennsylvania and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that such Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

13.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.5 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement. Each Party may deliver any executed counterpart of this Agreement by facsimile transmission or in AdobeTM Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of a Party will be deemed to be original signatures and will be valid and binding.

13.7 Amendment: Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Applicable Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

13.8. Third Party Beneficiaries. No Third Party (including employees of either Party) shall have or acquire any rights to enforce this Agreement by reason of this Agreement.

13.8 Purposes and Scope. The Parties understand and agree that the relationship between the Parties described herein is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.

13.9 Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party may assign this Agreement and all or any of its rights, obligations and interests (a) in whole or in part, to any of its Affiliates, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or shares representing a majority of either its common stock voting rights or to any successor company resulting from any merger, consolidation, share exchange or other similar transaction, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the Technology licensed hereunder.

13.10 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Notwithstanding the foregoing or any assignment of rights or obligations of a Party to an Affiliate pursuant to Section 13.10 or otherwise, each Party shall remain liable for the performance of all of its obligations and its Affiliate’s obligations under this Agreement and shall take such actions as may be reasonably necessary to cause its Affiliates to comply with the terms of this Agreement.

13.11 Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Context’s legal relationship to Integral under this Agreement will be that of independent contractor and nothing in this Agreement gives either Party the power or authority to act for, bind, or commit the other Party in any way. This Agreement is not a partnership agreement. Nothing in this Agreement will be construed to establish a relationship of partners, principal and agent or joint venturers between the Parties or their respective employees or Affiliates. Nothing contained in this Agreement shall be construed to create a “separate entity” or “business entity” within the meaning of the U.S. Internal Revenue Code or the regulations thereunder and any foreign equivalents thereto. Neither Context nor Integral will make any statements, representations, or commitments of any kind, or to take any action that is binding on the other, without the prior consent of the other Party to do so.

13.12 Force Majeure. Neither Integral nor Context shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In the event of such Force Majeure, the Party affected shall use Commercially Reasonable Efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by Force Majeure shall be tolled for the duration of such Force Majeure. If a Force Majeure persists for more than thirty (30) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

13.13 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (v) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the United States of America, and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

13.14 Integration; Severability. This Agreement sets forth the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and any other documents delivered pursuant hereto or thereto. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

13.15 Further Assurances. Each of Integral and Context, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

13.16 Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

13.17 Section 365(n). The Parties acknowledge and agree that the licenses granted by the Parties and all other rights granted under or pursuant to this Agreement are, for purposes of Section 365(n), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and that this Agreement is an executory contract governed by Section 365(n) if a bankruptcy proceeding is commenced involving either Party (as licensor hereunder). Context, as the licensee of such rights under Section 4.1, retains and may fully exercise all of its rights and elections under the Bankruptcy Code. The foregoing provisions of this Section 13.18 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other Applicable Laws.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

INTEGRAL MOLECULAR, INC.		CONTEXT THERAPEUTICS, LLC

By:	/s/ Benjamin Doranz	By:	/s/ Martin Lehr
Name:	Benjamin J. Doranz	Name:	Martin Lehr
Title:	President and CEO	Title:	CEO

EXHIBIT A

INITIAL RESEARCH PLAN

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EXHIBIT B

EQUITY ISSUANCE AGREEMENT

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EXHIBIT C

INTEGRAL BACKGROUND PATENT RIGHTS

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EXHIBIT D

INITIAL DESIGNEES TO JOINT RESEARCH COMMITTEE

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EXHIBIT E

FORM OF PRESS RELEASE

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